Free Writing Prospectus to Preliminary Terms No. 8,639

Registration Statement Nos. 333-250103; 333-250103-01

Dated March 31, 2023; Filed pursuant to Rule 433

Morgan Stanley

5-Year Worst-of INDU, XLK and IWN Trigger PLUS

This document provides a summary of the terms of the Trigger PLUS. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	Dow Jones Industrial AverageSM (INDU), Technology Select Sector SPDR® Fund (XLK) and iShares® Russell 2000 Value ETF (IWN)
Leverage factor:	500%
Maximum payment at maturity:	180% of principal
Trigger level:	55% of the initial level for each underlying
Pricing date:	April 14, 2023
Valuation date:	April 17, 2028
Maturity date:	April 20, 2028
CUSIP:	61774XMA8
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223008631/ms8639_fwp-04617.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be any underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The Trigger PLUS
The Worst Performing Underlying
$1,800 Maximum Payment at Maturity
$1,000 Stated Principal Amount
PLUS Zone
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-45%
16%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percentage Change in the Closing Value of the Worst Performing Underlying

Change in Worst Performing Underlying	Return on Trigger PLUS
+100%	80.00%*
+80%	80.00%*
+60%	80.00%*
+40%	80.00%*
+20%	80.00%*
+16%	80.00%
+10%	50.00%
+5%	25.00%
0%	0.00%
-10%	0.00%
-20%	0.00%
-30%	0.00%
-40%	0.00%
-45%	0.00%
-46%	-46.00%
-50%	-50.00%
-60%	-60.00%
-80%	-80.00%
-100%	-100.00%
*Assumes a maximum payment at maturity of 180% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlyings

For more information about the underlyings, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Trigger PLUS

●The Trigger PLUS do not pay interest or guarantee the return of any principal.

●The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.

●The market price will be influenced by many unpredictable factors.

●The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Trigger PLUS is approximately $930.80 per Trigger PLUS, or within $55.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Trigger PLUS is not linked to the values of the underlyings at any time other than the valuation date.

●Investing in the Trigger PLUS is not equivalent to investing in any underlying or the stocks composing the INDU Index, the Technology Select Sector Index or the Russell 2000® Value Index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices.

●The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS.

●The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each of the underlyings.

●Because the Trigger PLUS are linked to the performance of the worst performing underlying, you are exposed to greater risk of sustaining a significant loss on your investment than if the Trigger PLUS were linked to just one underlying.

●Investing in the Trigger PLUS exposes investors to risks associated with investments with a concentration in the technology sector.

●The Trigger PLUS are linked to the iShares® Russell 2000 Value ETF and are subject to risks associated with small-capitalization companies.

●The investment strategy represented by the iShares® Russell 2000 Value ETF may not be successful.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the XLK Shares or the IWN Shares.

●Adjustments to the XLK Shares, the IWN Shares or the indices tracked by the XLK Shares and the IWN Shares could adversely affect the value of the Trigger PLUS.

●The performance and market price of the XLK Shares and the IWN Shares, particularly during periods of market volatility, may not correlate with the performance of the Technology Select Sector Index or the Russell 2000® Value Index, the performance of the component securities of the Technology Select Sector Index or the Russell 2000® Value Index or the net asset value per share of the XLK Shares or the IWN Shares.

●Adjustments to the INDU Index could adversely affect the value of the Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Trigger PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.